Exhibit 99.1

GCI, LLC
Reconciliation of GCI, LLC and its Subsidiaries Net Assets and
Net Earnings to GCI, LLC and its Restricted Subsidiaries Net Assets and Net Earnings

March 31, 2020

(unaudited)

amounts in thousands

GCI, LLC and its Subsidiaries net assets	$5,868,203
Reconciling items:
Liberty Subsidiaries net assets (a)	(4,768,728)
Unrestricted Subsidiaries net liabilities (b)	9,807
GCI, LLC and its Restricted Subsidiaries net assets (b)	$1,109,282

GCI, LLC and its Subsidiaries net earnings (loss)	$(640,040)
Reconciling items:
Liberty Subsidiaries net (earnings) loss (a)	644,013
Unrestricted Subsidiaries net (earnings) loss (b)	(128)
GCI, LLC and its Restricted Subsidiaries net earnings (loss) (b)	$3,845

(a) Liberty Subsidiaries is a defined term in the Seventh Amended and Restated Credit Agreement and indentures for the 6.625% Senior Notes due 2024 and the 6.875% Senior Notes dues 2025.
(b) Unrestricted Subsidiaries and Restricted Subsidiaries are defined terms in the indentures for the 6.625% Senior Notes due 2024 and the 6.875% Senior Notes dues 2025.